Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2013 Financial Results
Tuesday, February 18, 2014 4:45 pm EDT

Company delivers 17.1% gross margin performance and EPS exceeds high-end of guidance.

HAYWARD, Calif., February 18, 2014 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter and fiscal year ended December 27, 2013.

Revenue for the fourth quarter of 2013 was $126.3 million, an increase of 17.8% compared to the third quarter of 2013 and an increase of 40.2% compared to the same period a year ago.  Semiconductor revenue was 93.7% of total revenue and revenue outside the U.S. accounted for 29.1% of total revenue for the fourth quarter of 2013. Gross margin for the fourth quarter of 2013 was 17.1%, compared to 14.8% for the previous quarter and 12.8% for the same period a year ago.

The Company recorded net income of $6.4 million, or $0.22 per share (basic and diluted) in the fourth quarter of 2013 compared to net income of $2.0 million, or $0.07 (basic and diluted) per share, in the previous quarter and a net loss of $1.2 million, or a loss of $0.04 (basic and diluted) per share, for the same period a year ago. The net income for the fourth quarter of 2013 includes pre-tax charges of $1.5 million for amortization costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.26 per diluted share for the fourth quarter of 2013. The Company’s tax rate for the fourth quarter of 2013 was 16.4%.

The financial information presented includes the operations of AIT since July 3, 2012, the date the Company acquired AIT.

For fiscal year 2013 revenue was $444.0 million, an increase of $40.6 million, or 10.1%, over fiscal year 2012. Gross margin for fiscal year 2013 was 15.2% compared to 13.8% for fiscal year 2012. The Company recorded net income of $10.4 million, or $0.36 per share (diluted) and $0.37 per share (basic) for fiscal year 2013 compared to net income of $5.2 million, or $0.20 per share (basic and diluted), for fiscal year 2012.  Net income for fiscal year 2013 includes pretax charges of $6.0 million for amortization associated with the AIT transaction. Excluding these charges the Company would have reported net income of $15.5 million, or $0.53 per share (diluted) for fiscal year 2013. Net income for fiscal year 2012 includes pretax charges of $3.8 million for amortization costs and $2.8 million of one-time transaction costs associated with the AIT transaction. Excluding these charges the Company would have reported net income of $10.2 million, or $0.39 per share (diluted) for fiscal 2012. The company’s tax rate for fiscal year 2013 was 17.3% compared to 23.1% for fiscal year 2012.

Cash at the end of the fourth quarter of fiscal year 2013 was $60.4 million, a decrease of $5.5 million from the previous quarter.  Outstanding debt was $55.1 million at the end of the fourth quarter of fiscal year 2013, a decrease of $1.4 million from the previous quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated:
“Last quarter was an excellent one for UCT.  We exceeded our revenue, gross margin, and EPS guidance.  For some time now, one of our goals has been to achieve gross margins in the 15-18% range. For the fiscal year 2013 our gross margin was 15.2% and for the fourth quarter it was 17.1%.  This is the highest quarterly gross margin that UCT has achieved in our nearly ten years as a publicly traded company and has been the culmination of an extensive effort by our entire operations team.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the first quarter of 2014 to range between $135 million to $140 million, with earnings per share in the range of $0.25 to $0.28.

Excluding amortization costs associated with the merger with AIT we expect earnings per share to be in the range of $0.28 to $0.31. We are forecasting a tax rate of 20% for the first quarter of 2014.”

Ultra Clean will conduct a conference call today, Tuesday, February 18, 2014, beginning at 1:45 p.m. PDT.
The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The confirmation number for live broadcast and replay is 53904481 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to first quarter 2014 revenue and earnings per share and our forecasted tax rate for the first quarter of fiscal 2014. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2012 and our quarterly report on Form 10-Q for the quarter ended September 27, 2013, each as filed with the Securities and Exchange Commission. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 27, 2013.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012

Sales	$126,268	$90,067	$444,022	$403,430

Cost of goods sold	104,698	78,516	376,693	347,642

Gross profit	21,570	11,551	67,329	55,788

Operating expenses:
Research and development	1,387	1,118	5,543	5,121
Sales and marketing	2,487	1,818	9,831	7,033
General and administrative	9,428	9,965	36,047	32,858
Acquistions costs	-	368	-	2,431
Total operating expenses	13,302	13,269	51,421	47,443

Income (loss) from operations	8,268	(1,718)	15,908	8,345

Interest and other income (expense), net	(653)	(716)	(3,309)	(1,648)

Income (loss) before income taxes	7,615	(2,434)	12,599	6,697

Income tax provision (benefit)	1,244	(1,260)	2,175	1,544

Net income (loss)	$6,371	$(1,174)	$10,424	$5,153

Net income (loss) per share:
Basic	$0.22	$(0.04)	$0.37	$0.20
Diluted	$0.22	$(0.04)	$0.36	$0.20

Shares used in computing net income (loss) per share:

Basic	28,582	27,854	28,346	25,698
Diluted	29,480	27,854	29,037	26,261

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 27,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$60,415	$54,311
Accounts receivable	67,450	50,074
Inventory	63,942	53,965
Other current assets	8,652	6,769
Total current assets	200,459	165,119

Equipment and leasehold improvements, net	8,534	9,282
Goodwill	55,918	56,662
Purchased intangibles, net	21,708	27,702
Other non-current assets	5,924	7,164
Total assets	$292,543	$265,929

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$37,705	$48,706
Accounts payable	53,962	23,485
Other current liabilities	8,377	7,045
Total current liabilities	100,044	79,236
Bank debt and other long-term liabilities	20,570	29,913
Total liabilities	120,614	109,149

Stockholders' equity:
Common stock	144,568	139,843
Retained Earnings	27,361	16,937
Total stockholders' equity	171,929	156,780
Total liabilities and stockholders' equity	$292,543	$265,929